Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of OPKO Health, Inc. and subsidiaries for the registration of 4,494,380 shares of its common stock and to the incorporation by reference therein of our report dated March 16, 2011, except for the effects of discontinued operations as discussed in Note 1, as to which the date is November 14, 2011, with respect to the consolidated financial statements of OPKO Health, Inc. and subsidiaries included in its Current Report on Form 8-K dated November 14, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

November 14, 2011